LEASE AGREEMENT

The date of this Lease Agreement is January 23, 2007. The parties to this Lease are Asch Partnership, a Vermont general partnership (the "Landlord"), and Twincraft, Inc., a Vermont corporation (the "Tenant").

Recitals

A. The Landlord is the owner of lands and premises at 2 Tigan Street in Winooski, Vermont (the "Premises") more fully described in Exhibit A.

B. The Landlord desires to lease the Premises to the Tenant pursuant to the terms of this Lease Agreement.

C. The Tenant desires to lease the Premises from the Landlord pursuant to the terms of this Lease Agreement~~.~~

D. The Landlord desires to grant the Tenant an option to purchase the Premises.

Terms and Provisions

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
Lease Definitions

Section 1.01.   Definitions.

As used in this Lease Agreement, the following capitalized terms shall have the meanings set forth below:

Additional Rent: As set forth in Section 4.03.

Base Rent: As set forth in Section 4.01.

Building: The building located at the Premises including its mechanical, electric, plumbing and other systems and equipment.

Commencement Date: As set forth in Section 3.01.

Index: As set forth in Section 3.02.

Initial Term: As set forth in Section 3.01.

Extended Term: As set forth in Section 3.02.

Governmental Authority: Any government, governmental or quasi-governmental authority, including, without limitation, any federal, state, territorial, county, municipal or other government or governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

Hazardous Substances: As set forth in Section 5.02.

Insurance Requirements: All terms of any insurance policy covering the Lessee or covering or applicable to the Premises or any part thereof, all requirement of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Underwriters (or any other body exercising similar functions) applicable to or affecting the Premises or any part thereof or any use or condition of the Property or any part thereof.

Land: The lot of land on which the Building is located.

Lease Agreement: This lease, as amended or extended from time to time.

Legal Requirements: All federal, state, county, municipal or other government or governmental statues, laws, rules, regulations, ordinances, judgments, decrees and injunctions affecting the Premises or the use thereof (other than for purposes not permitted by this Lease Agreement), including the Board of Fire Underwriters or its equivalent, whether now or hereafter enacted and in force, including without limitation any which may require repairs, modifications or alterations (structural or otherwise) in or to the Premises, the Building or the Land, and all permits, licenses, authorizations and regulations relating thereto; any which deal with environmental matters and/or Hazardous Substances; the Americans with Disabilities Act of 1990 ("ADA"), and all the covenants, agreements, restrictions and encumbrances contained in any instruments (whether or not of record) at any time in force affecting the Premises.

Lease Year: Each twelve (12) month period commencing on the first day of the first full calendar month of the Term and on each anniversary of such day, as the case may be.

Mortgage: An interest in real estate of the Landlord which secures payment or performance of an obligation, however denominated.

Person: Any association, business, trust, company, corporation, estate, governmental authority, joint venture, natural person, general or limited partnership or general partnership, association, or other entity.

Premises: The Building, the Land and all real property interests related thereto, as set forth in Recital A.

Rent: All Base Rent, Additional Rent and all other sums due pursuant to this Lease.

Rent Commencement Date: As set forth in Section 3.01.

Taxes: All real estate taxes, special assessments, special taxes and similar taxes or fees, as each may be assessed against (i) the Premises, or (ii) the Tenant's leasehold interest or any fixtures, furnishings, equipment or other personal property owned, installed or used in or on the Premises; whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character.

Taking: A taking or voluntary conveyance of all or any part of the Land, the Building or the Premises, or any interest therein or right accruing thereto or use, as a result of or in lieu or in anticipation of the exercise of the right or power of condemnation or eminent domain, whether by the action of any governmental authority or any other person having such right or power.

Tenant's Property: As set forth in Section 9.01.

Term: As set forth in Section 3.01, as the same may be extended or shortened as provided in this Lease or pursuant to law.

Termination Date: The date on which the Term expires or is earlier terminated pursuant to this Lease or pursuant to law.

Unavoidable Delays: Delays due to strikes, acts of God, governmental restrictions, enemy actions, civil commotion, fire, or other causes beyond the control of the Landlord, provided that (a) lack of sufficient funds shall not be deemed an Unavoidable Delay, and (b) no Unavoidable Delay other than postal strike or strike of banking workers shall constitute an Unavoidable Delay as to any payment of money due pursuant to this Lease.

ARTICLE 2
Demise of Premises

Section 2.01.  The Premises.

Upon and subject to the conditions and limitations set forth below, the Landlord leases to the Tenant, and the Tenant rents from the Landlord, the Premises, to have and to hold the Premises unto the Tenant, subject to all of the terms, conditions and provisions hereof, for the Term.

ARTICLE 3
Term
Section 3.01.   Initial Term.

(a)  Subject to the provisions of this Lease, the Tenant shall have and hold the Premises for an initial term commencing on the date hereof (the "Commencement Date").

(b)  The initial term of this Lease (the "Initial Term") shall be for a period of seven (7) years, commencing on the Commencement Date and expiring, if not sooner terminated, on the seventh anniversary of the last day of the month in which the Commencement Date occurs.

(c)  Promptly after the Commencement Date and the termination date of the Initial Term have been determined, the Landlord and the Tenant, on the request of either, will execute a memorandum of lease in recordable form, setting forth the information listed in 27 VSA § 341(c) and the non-disturbance provisions set forth in Article 18.

Section 3.02.   Extended Term.

(a)  If at the time an Event of Default has not occurred, or if occurred has been remedied within the applicable notice and cure period or to the reasonable satisfaction of the Landlord, the Tenant shall have the option to extend the term of this Lease for one (1) additional period of seven (7) years at the option of the Tenant (the "Extended Term"). The option to extend the term shall be deemed to have been exercised if the Tenant gives the Landlord written notice of exercise at no earlier than one (1) year, nor later than six (6) months, prior to the expiration of the Initial Term.

(b)  The Extended Term shall be on all the same terms and conditions as in effect during the Initial Term, except that for the first year during the Extended Term, the Base Rent (as defined below) shall be adjusted by increasing the Base Rent in effect at the end of the Initial term by three percent (3%). For each successive year of the Extended Term, the Base Rent (as increased in prior years) shall be increased by three percent (3%).

ARTICLE 4
Rent

Section 4.01.   Base Rent.

(a)  The Tenant will pay to the Landlord, without demand, at the office of the Landlord or at such other place as may be designated by the Landlord, in equal monthly installments on the first day of each month during the term of this lease, in advance, base rent ("Base Rent") during the Initial Term at the annual rates, as follows:

Year	Annual Rent

2007    $362,000.00.
2008    $452,500.00.
2009    $452,500.00.
2010    $452,500.00.
2011    $452,500.00.
2012    $452,500.00.
2013    $452,500.00.

(b)   If the Commencement Date occurs on a day other than the first day of a calendar month, then Tenant shall pay a pro rata portion of the Base Rent, from the Commencement Date to the end of the month in which the Commencement Date occurs.

Section 4.02.   Rent; Manner of Payment; Late Charges.

The Base Rent and all other sums payable to the Landlord shall be paid to the Landlord at the Landlord's address set forth in Section 21.01 or to such agent or person or persons or at such other address as the Landlord may designate from time to time. In the event that the Base Rent, Additional Rent or any other sum due pursuant to this Lease is not paid within 15 days after it is due and such failure to pay is not cured within ten (10) days following written notice to Tenant, then the Tenant shall pay to the Landlord, as Additional Rent, a late payment fee in a sum equal to five percent (5%) thereof; such sum shall be liquidated damages and not a penalty and tender thereof by the Tenant or acceptance thereof by the Landlord shall not prejudice the Landlord's rights pursuant to Section 15.01.

Section 4.03.  Additional Rent.

This Lease is a net lease and the Tenant shall pay, before any fine, penalty, interest or cost may be added for nonpayment and including interest and penalties thereon, all costs and charges, Taxes (including the Taxes referred to in Section 7), assessments, water and sewer rents, rates and charges, charges for public utilities and other charges and fees, of any kind and nature whatsoever, for the payment of which the Landowner, as owner, or the Tenant, as occupant or user, is or shall become liable by reason of their respective estates, rights, titles or interests in the Premises pursuant to this Lease (the "Additional Rent"). In the event of any failure on the part of the Tenant to pay any Additional Rent, and such failure to pay is not cured within ten (10) days following written notice to Tenant, the Landlord shall have all the rights, powers and remedies provided for in this Lease or at law or in equity or otherwise in the case of non-payment of Basic Rent. Notwithstanding anything to the contrary contained in this Section 4.04 or elsewhere in this Lease, Additional Rent shall not include the following costs and expenses: Landlord's income or comparable taxes; the expenses of Landlord's compliance with its repair, replacement, and improvement obligations pursuant to Section 6.01, or Landlord's financing costs, including interest expenses.

Section 4.04.  No Counterclaim, Abatement, etc.

The Base Rent, Additional Rent and all other sums payable hereunder shall be paid without notice or demand, counterclaim (except compulsory counterclaims), set off, deduction or defense and without abatement, suspension, diminution or reduction, and the obligations and liabilities of the Tenant hereunder shall in no way be released, discharged or otherwise affected (except as otherwise expressly provided herein).

ARTICLE 5
Use of Premises

Section 5.01.   Acceptance of the Premises.

The Tenant, by its execution of this Lease, hereby confirms as follows: Its occupancy of the Premises shall constitute its acceptance thereof; the Premises were delivered in good and clean order and condition; and that the Premises comply in all respects with the requirements of this Lease. This Section shall not, however, constitute any waiver by the Tenant of the covenants and warranties given by the Landlord in Section 16.01. In the event that the terms and conditions of this Section are inconsistent with the terms and conditions of Section 16.01, Section 16.01 shall control.

Section 5.02.  Use of Building and Premises.

(a)  The Premises will be used for production, warehouse and office space and uses related to the Tenant=s manufacturing business, and for such other purposes to which the Landlord may consent, which consent will not be unreasonably withheld or delayed.

(b)   The Tenant represents and warrants to the Landlord that the Tenant will not bring to, store at or otherwise emplace and bring any asbestos, or any other dangerous, hazardous, noxious or toxic materials, chemical, substances, pollutants or wastes which pose a hazard to the health and safety of the occupants of the Building as the same may be defined from time to time by any governmental authority ("Hazardous Substances") into the Building. "Hazardous Substances" shall not include incidental quantities of substances which are commonly used in offices, such as copier fluid, typewriter correction fluids and ordinary cleaning solvents, provided that such are at all times used, kept and stored in a manner which complies with all applicable legal requirements. Removal, containment or abatement of Hazardous Substances shall be done in compliance with (i) all applicable Legal Requirements and (ii) the performance prescribed by a contractor licensed and certified in the jurisdiction in which the Leased Premises is located to remove, contain or abate such Hazardous Substances. All employees hired by such contractor shall be certified in accordance with all applicable Legal Requirements and custom for projects involving the movement, containment or abatement of Hazardous Substances, the contractor shall keep and maintain all necessary records and procedures required by all applicable Legal Requirements. If at any time during or after the Initial Term or any Extended Term the removal, containment or abatement of any Hazardous Substances located on or in the Leased Premises that the Tenant brought or caused to be brought to the Leased Premises is required by any Legal Requirement, the Tenant shall proceed to remove, contain or abate the same as required by applicable Legal Requirements. Tenant shall not be responsible for any Hazardous substances or other environmental condition that existed prior to Tenant’s possession.

(c)  The Tenant shall not commit or suffer to be committed any waste upon the Premises or do or permit any action which would materially diminish the interests of the Landlord in the Premises.

(d)  The Tenant shall at any time and from time to time, upon not less than twenty days' prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Base Rent and Additional Rent has been paid, (iii) that to the knowledge of the signer of such certificate no default by either the Landlord or the Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, (v) to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against the Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of the Tenant or if any such proceedings are pending or threatened to said signer's knowledge, specifying and describing the same, and (vi) such other matters as may reasonably be requested by the party requesting the certificate. It is intended that any such statements may be relied upon by any mortgagee or the Landlord or their assignees or by any prospective purchaser, assignee or subtenant of the Premises.

(e)  The Tenant shall be permitted to install, at its sole cost and expense, all signage consistent with applicable Legal Requirements.

(f)          Except as provided in this paragraph below, the Landlord, at its expense, will promptly (i) comply with all Legal Requirements and Insurance Requirements (in a manner that minimizes to the extent practicable any disruption of the Tenant's use of the Premises) and (ii) procure, maintain, and comply with all permits, licenses, and other authorizations for the use of the Premises. Notwithstanding the previous sentence, the Tenant, at its expense, will promptly comply with all Legal Requirements and Insurance Requirements related to any change in the use of the Premises after the Commencement Date, its responsibilities for maintenance and repair under this Lease, and any improvements installed by the Tenant at the Premises.

ARTICLE 6
Maintenance and Repairs; Alterations

Section 6.01.  Care of Building, Parking Lot, and Premises.

(a)   The Landlord shall, at its sole expense, be responsible for the following: all necessary repairs, replacements, and improvements to the structural elements of the Building, including, without limitation, the roof, the foundation, and all exterior glass and other surfaces; all capital repairs, replacements, and improvements to the cooling towers, condensers, compressors and related elements of the HVAC system for the Building, the boiler, the HVAC control system (excluding the heat pumps), the electrical switching equipment, and the sidewalks and paved parking area; and all repairs, replacements, and improvements covered by any warranty from the Landlord's contractors or sub-contractors. The Tenant shall be responsible for ordinary, routine maintenance and non-capital repairs to the cooling towers, condensers, compressors and related elements of the HVAC system for the Building, the boiler, the HVAC control system including replacement of heat pumps, the electrical switching equipment, and the sidewalks and paved parking area, and shall maintain in good order and repair all portions of the Premises that are not the responsibility of the Landlord, reasonable wear and tear excepted.

(b)   The Tenant shall take good care of the Premises and its improvements, alterations, trade fixtures, furniture, machinery and equipment, and shall repair and maintain the same at its expense. All damage or injury to the Premises caused by the Tenant moving property into or out of the Premises or by installation or removal of furniture, fixtures, or other property, or resulting from fire, explosion, short circuits, flow or leakage of water, steam, gas, sewerage, or by frost or by bursting or by leaking of pipes or plumbing, or from any other cause of any other kind or nature whatsoever, due to carelessness, omissions, neglect, improper conduct, or other cause of the Tenant, its servants, employees, agents, visitors, or licensees, shall be repaired, restored, or replaced promptly by the Tenant, to the reasonable satisfaction of the Landlord and at the Tenant's sole cost and expense, except to the extent such cost and expense is covered by proceeds of insurance recovered by or for the benefit of the Landlord. Without limiting the generality of the foregoing, the Tenant shall, at its sole expense:

(i)
keep the Building and the parking area, including the entrance area to the Building and any adjoining sidewalks and landscaped areas, clean, neat, properly-lighted, well-maintained, and free from snow, ice and debris;

(ii)	not permit awnings, air-conditioning units, fans or other projections to be attached to the outside walls of the Building; and

(iii)	not permit, in any way, defacing of the Building or the parking area.

Section 6.02.   Alterations and Improvements.

(a)  The Tenant may make alterations or improvements to the Premises provide that the same do not affect any structural components of the Building or the Premises provided that any such alteration or improvement shall (i) not change the general character of the Premises, or reduce the fair market value thereof below its value immediately before such alteration or addition, or impair the usefulness of the Premises; (ii) is effected with due diligence, in a good and workmanlike manner and in compliance with all Legal Requirements; and (iii) is promptly and fully paid for by the Tenant. The Landlord's failure to object to a written notice from the Tenant requesting the Landlord's consent to any alterations or improvements that do affect structural components, within 15 days of such request, shall constitute an approval of the same. On expiration or earlier termination of this Lease, the Tenant shall have the right to remove any improvements, alterations, trade fixtures, furniture, machinery and equipment installed within the Premises by and at the expense of the Tenant, provided that the Tenant shall repair any damage caused to the Premises or the Building in effecting such removal, and provided, further, that the Tenant shall not have the right so to remove any structural component, partition, or any portion of the HVAC, plumbing, electrical or mechanical systems.

(b)   All improvements, alterations, trade fixtures, furniture, machinery and equipment of the Tenant located at the Leased Premises 30 days following expiration or earlier termination of this Lease shall be considered abandoned by the Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by the Landlord without obligation to account therefor, and the Tenant will pay the Landlord, upon demand, all reasonable costs and expenses incurred by the Landlord in removing, storing or disposing of any of the foregoing.

ARTICLE 7
Utilities and Services; Taxes

Section 7.01.   Utilities and Services.

The Tenant shall pay or cause to be paid all charges for all public or private utility services at any time rendered to or in connection with the Premises or any part thereof, shall comply with all contracts and tariffs relating to such services and shall do all other things required for the maintenance and continuation of all such services. In the event that any utility service for the Premises is provided for or through the Landlord, the Tenant shall pay to the Landlord, as Additional Rent, the Landlord's cost therefor.

Section 7.02.   Taxes.

The Tenant shall pay, as Additional Rent for each year of this Lease, all Taxes assessed against the Premises. The Tenant shall pay all sums due pursuant to this Section not later than 10 days prior to the date due and payable to the taxing authority. The Tenant may, at its sole expense, contest (after prior written notice to the Landlord) by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of application, in whole or in part, of any Tax or lien thereof affecting the Premises or any part thereof, provided that (a) in the case of an unpaid Tax or lien therefor, such proceedings shall suspend the collection thereof from the Landlord and the Premises; and (b) neither the Premises nor any part thereof or interest therein would be in any danger of being sold, forfeited or lost.

ARTICLE 8
Liens

Section 8.01.   Covenant Against Liens.

If, because of any act or omission of the Tenant, any mechanic's lien or other lien, charge or order for the payment of money shall be filed against Landlord or any portion of the Premises, the Tenant shall, at its own cost and expense, cause the same to be discharged of record or bonded within ninety (90) days thereof; and the Tenant shall indemnify and save harmless the Landlord against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees, resulting therefrom.

ARTICLE 9
Insurance

Section 9.01.   Risks to be Insured.

The Tenant at its expense will maintain with commercial insurers qualified to do business in Vermont:

(a)          insurance against personal injury and property damage liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises during the term of this Lease, of not less than One Million Dollars in respect of personal injury or death and of not less than Five Million Dollars in respect of any instance of property damage; and

(b)   insurance in respect of the Tenant's equipment and improvements in, on or upon the Premises, in an amount not less than the full replacement cost therefor; and

(c)   casualty insurance on the Building and the parking area, with broad form extended coverage and in amounts at least equal to the full replacement costs; and

(d)   plate glass insurance with respect to all plate glass in the Premises, in an amount not less than the full replacement costs therefor.

Section 9.02.        Policy Provisions.

All insurance maintained by the Tenant pursuant to Section 9.01 shall (a) provide that the Landlord be an additional insured as its interests may appear, (b) provide that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt of written notice thereof by the Landlord and (c) provide that it is not subject to invalidation of the Landlord's interest by reason of any act or omission on the part of the Tenant.

Section 9.03.   Delivery of Policies; Insurance Certificates.

The Tenant will deliver to the Landlord promptly upon request true and accurate copies of all certificates of insurance with respect to the Premises which the Tenant is required to maintain pursuant to Section 9.01.

Section 9.04.   Waiver of Subrogation.

Each party releases the other party from any and all liability or responsibility (to the other party or anyone claiming through or under them by way of subrogation or otherwise) for loss or damage to property resulting from causes insured against, even if such casualty has been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. This release shall be applicable and in force and effect only with respect to loss or damage occurring during a time when the releasor's policies contain a clause or endorsement to the effect that any such release shall not adversely affect or impair the policies or prejudice the right of the releasor to recover under the policy in question. The release shall not limit the effectiveness of any indemnity, assumption of risk or release or liability contained elsewhere in this Lease.

ARTICLE 10
Damage or Destruction

Section 10.01.   Damage, Destruction.

(a)   If the Building or the parking area are damaged or destroyed by fire or any other cause:

(i)
If repair or restoration is possible within the amount of the insurance proceeds payable to the Landlord on account of such damage or destruction, the Landlord will restore the Building and the parking area at the Landlord's expense, beginning and prosecuting such restoration until completion with reasonable promptness and diligence. The proceeds of the Tenant's casualty policy shall be made available (to the Landlord) as necessary to repair or restore the Building and the parking area. To the extent that the Tenant's use and enjoyment of the Premises or the parking area are materially affected by such damage or destruction, the Base Rent and Additional Rent otherwise payable by the Tenant during the period of repair and restoration shall be equitably reduced.

(ii)
If repair or restoration is not possible within the amount of the insurance proceeds payable on account of such damage or destruction, this Lease Agreement and the term hereby granted will terminate and expire as of the date of such damage or destruction and the Base Rent and any Additional Rent will be apportioned as of the date of such damage or destruction.

(b)   In the event that the Landlord determines not to repair or restore following damage to or destruction of the Building, the Landlord shall provide notice to the Tenant as soon as reasonably practicable after such determination is made, provided, however, that the Tenant shall have the right to elect to terminate this Lease if the Landlord has not provided written notice of the Landlord's election to either repair or restore or not repair or restore within ninety (90) days after the damage or destruction occurs. The Tenant shall have 60 days from its receipt of the notice to exercise the option described in Section 20.01; the purchase price shall be as set forth in Section 20.01. In the event that the Landlord elects not to repair or restore and the Tenant elects to exercise its option to purchase pursuant to Section 20.01, then the Tenant shall be entitled to the proceeds of any casualty insurance proceeds related to the damage or destruction. If the Landlord is unable to restore the Premises within one hundred twenty (120) days from the date of casualty, Tenant shall have the option to terminate the Lease upon thirty (30) days notice.

ARTICLE 11
Condemnation

Section 11.01.   Condemnation or Eminent Domain.

If, at any time during the term of this Lease, title to a substantial portion of the Premises (meaning thereby so much as shall render the Premises substantially unusable by the Tenant for the purposes referred to in Section 5.2) shall be taken by exercise of the right of condemnation or eminent domain, or by agreement between the Landlord and those authorized to exercise such right (all such proceedings being collectively referred to as a "Taking"), this Lease shall terminate and expire on the date of such taking and accrued Base Rent and Additional Rent shall be apportioned and paid to the date of the Taking. If title to less than a "substantial portion" of the Premises shall be the subject of the Taking, so that the business conducted in the Premises can be continued without material diminution, this Lease shall continue in full force and effect. The Landlord and Tenant shall each be entitled to claim damage awards from the authority prosecuting the Taking in Condemnation based upon the respective interests in the Premises each of them would have had but for the Taking.

If (x) the Taking results in damage to or destruction of the Building which materially affects the Tenant's use of the Premises and (y) the Landlord determines not to repair or restore the Building, then the Landlord shall, as soon as reasonably practicable after the determination is made, provide written notice thereof to the Tenant, provided, however, that the Tenant shall have the right to elect to terminate this Lease if the Landlord has not provided written notice of the Landlord's election to either repair or restore or not repair or restore within thirty (30) days after the Taking In Condemnation occurs. The Tenant shall have 60 days from its receipt of the notice to exercise the option described in Section 20.01; the purchase price shall be as set forth in Section 20.01, reduced by the amount of the diminution in the fair market value of the Premises as a result of the Taking In Condemnation.

ARTICLE 12
Liability; Indemnification

Section 12.01.   No Liability.

Except for losses due to the Landlord's gross negligence or willful misconduct or the Landlord's breach of his obligations under this Lease, the Tenant assumes all risk of loss or damage to the Tenant's equipment, improvements and other property (the "Tenant's Property"). The Tenant assumes the risk that loss or damage to the Premises or to the Tenant's Property may result in loss of income, profits or good will to the business of the Tenant or interests of others in the Tenant's Property. The Tenant releases and holds the Landlord harmless from liability for these losses or damage, except arising out of Landlord's gross negligence or willful misconduct. The Tenant's Property includes all goods, equipment, inventory, merchandise, records and other personal property and all fixtures, improvements and betterments placed in or about the Premises belonging to the Tenant or any person connected with, or claiming under or through the Tenant. The Tenant agrees to indemnify the Landlord and hold him harmless from all loss or claim, arising out of loss or damage to Tenant's Property.

Section 12.02.    Indemnification, Liability Insurance.

The Tenant will protect, indemnify the Landlord and save it harmless from all claims and liabilities, obligations, claims, damages, penalties, expenses (including, but without limitation, reasonable attorney's fees and expenses) imposed upon or incurred by or asserted against the Landlord or or against the Premises by reason of the occurrence or existence of any of the following during the term hereof or thereafter while the Tenant is in possession of the Premises: (i) possession of the Premises or any interest therein; (ii) any accident injury to or death of persons or loss of or damage to property occurring in or about the Premises as a result of or in connection with the Tenant's use or occupancy of the Premises, except to the extent caused by the negligence, intentional or wrongful acts of the Landlord, his agents, employees or contractors or a breach by the Landlord of its obligations under this Lease; (iii) any use, nonuse or condition of the Premises or any part thereof resulting from the Tenant's use or occupancy of the Premises which are not otherwise the Landlord's obligations pursuant to this Lease; (iv) any failure on the part of the Tenant to perform or comply with any of the terms of this Lease; (v) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof to or by the Tenant; or (vi) any negligence or tortious act on the part of the Tenant or any of its agents, contractors, sublessees, licensees or invitees. In case any action, suit or proceeding is brought against the Landlord by reason of any such occurrence, the Tenant, upon request, will at the Tenant's expense resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by the Tenant and reasonably satisfactory to the Landlord. The obligations of the Tenant under this Section shall survive any termination of this Lease for any cause of action arising during the term of this Lease.

ARTICLE 13
Assignment and Subletting

Section 13.01.   Sublease or Assignment.

The Tenant shall have the right to assign, mortgage or hypothecate this Lease or to sublet the Premises or any part thereof upon such terms and conditions as are not inconsistent with the terms of this Lease and as are acceptable to the Tenant, so long as the Tenant remains fully liable to the Landlord for the performance of the terms and obligations of this Lease to be kept and performed by the Tenant.

ARTICLE 14
Inspection

Section 14.01.   Landlord's Inspection.

The Landlord or its agents, employees or contractors, shall have the right to enter into and upon all parts of the Premises at reasonable times upon one business day's prior written notice to the Tenant to:

(a)  inspect same or make repairs as the Landlord may reasonably deem necessary (but without any obligations to do so, except as expressly provided for herein) provided the Landlord, its agents, employees or contractors do not disturb the normal business functions of the Tenant and further provided that no prior notice from the Landlord to the Tenant shall be required in the event of an emergency; and

(b)   show the Premises to prospective tenants within the last six months of the Term, and to purchasers and lenders. The Tenant shall not be entitled to any abatement or reduction of rent by reason thereof, nor shall any such entry be deemed an actual or constructive eviction.

ARTICLE 15
Events of Default; Remedies

Section 15.01.    Default.

If any one or more of the following events (an "Event of Default") shall happen:

(a)   If the Tenant shall fail to make due and punctual payment of any Base Rent or Additional Rent payable under this Lease as the same shall become due and payable, and such failure shall continue for a period of ten (10) days after written notice thereof by the Landlord to the Tenant specifying with particularity the nature of the default and the monetary amount required to be paid to the Landlord to cure the same; or

(b)   If the Tenant shall fail to perform or observe any other agreement, term, covenant or condition required by the terms of this Lease to be performed or observed by it, and such failure shall continue for a period of thirty (30) days after written notice from the Landlord to the Tenant specifying with particularity the items in default and the specific actions required to cure such default or, in the case of a default which cannot with due diligence be cured within said thirty (30) day period, if the Tenant fails to commence within said thirty (30) day period the steps necessary to cure the same or thereafter to prosecute the curing of such default with due diligence (it being understood that the time of the Tenant within which to cure shall be extended for such period as may be necessary to complete the same with all due diligence); or

(c)   If the Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or if there shall be appointed a receiver or trustee of all or substantially all of the property of the Tenant or if the Tenant shall make any assignment for the benefit of the Tenant's creditors, and such condition shall continue for a period of fifteen (15) days after written notice from the Landlord specifying with particularity the nature of the alleged default; or

(d) [Intentionally omitted]

then, and in any such event, at any time thereafter while such Event of Default shall exist and be continuing, the Landlord may give written notice to the Tenant stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least 30 days (15 days if for non-payment of Base Rent or Additional Rent) after the giving of notice, and upon the date specified in such notice, the term of this Lease and all rights of the Tenant under this Lease shall expire and terminate.

Section 15.02.   Repossession.

Upon any such expiration, (i) the Landlord, subject to the provisions of this Article, shall have the right to immediately regain possession of the Premises according to applicable law, and to exclude the Tenant from further use, occupancy and enjoyment thereof and (ii) the Landlord shall comply with Legal Requirements to mitigate all damages.

Section 15.03.   Survival of Tenant's Obligations.

In case of any such default, re-entry, expiration and/or dispossession by summary proceedings or otherwise: (a) all Base Rent and Additional Rent due to the date of the Landlord's recovery of possession of the Premises shall be paid by the Tenant, together with such expenses as the Landlord may incur for legal expenses, reasonable attorneys' fees, brokerage and/or putting the Premises in good order, or for preparing the same for re-rental; (b) the Landlord may re-let the Premises or any part or parts thereof, either in the name of the Landlord or otherwise, for a term or terms which at the Landlord's option may be less than or exceed the period which otherwise would have constituted the balance of the term of this Lease excluding further extensions, and may grant concessions or free rent; and (c) the Tenant or the legal representatives of the Tenant shall also pay the Landlord, as damages for the failure of the Tenant to observe and perform the Tenant's covenants herein contained, any deficiency between the Base Rent and Additional Rent hereby reserved and/or covenanted to be paid, and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the Premises for each month of the period which otherwise would have constituted the balance of the term of this Lease excluding further extensions. Any such damages shall be paid in monthly installments by the Tenant on the last day of each month and no suit brought to collect the amount of the deficiency for any month or months shall prejudice in any way the rights of the Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. The Landlord, at the Landlord's option, may make such alterations, repairs, and replacements in the Premises as the Landlord in the Landlord's reasonable judgment considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations and/or decorations shall not operate or be construed to release the Tenant from liability hereunder as aforesaid. Mention in this Lease of any particular remedy shall not preclude the Landlord from any other remedy, in law or in equity. The foregoing remedies and rights of the Landlord are cumulative.

ARTICLE 16
Quiet Enjoyment

Section 16.01.   Quiet Enjoyment; Covenant of Title.

The Landlord covenants that the Tenant, on paying all Base Rent and Additional Rent due hereunder in accordance with the terms of this Lease and performing all other covenants by it to be performed hereunder, shall and may peaceably have and enjoy the Premises for the Initial Term and any Extended Term. The Landlord warrants that it has the full right, power and authority to enter into this Lease, that the Building and the parking area are free from covenants and restrictions the effect of which would adversely affect the Tenant's use of the Premises permitted by this Lease, and that this Lease is the valid, effective and binding obligation of the Landlord and is enforceable by the Tenant in accordance with its terms, that the Premises comply with all Legal Requirements.

ARTICLE 17
End of Term

Section 17.01.   Removal and Surrender.

Upon the expiration or earlier termination of this Lease, the Tenant, at its expense, shall quit and surrender to the Landlord the Premises in good order and condition and broom clean, ordinary wear and tear excepted, and if requested by the Landlord, shall remove, at the Tenant's expense all of the Tenant's Property therefrom.

Section 17.02.   Holding Over.

Any holding over after the expiration of the term hereof shall be construed to be a tenancy from day to day only, at one and one-half times the Base Rent in effect immediately prior to such expiration (prorated on a daily basis) and otherwise on all the terms and conditions herein specified, so far as applicable.

ARTICLE 18
Subordination, Attornment and Non-Disturbance

Section 18.01.   Subordination of Lease.

The Tenant agrees and acknowledges that this Lease is and shall be subordinate to any and all Mortgages now or hereafter recorded and constituting a lien against the Premises. Notwithstanding the provisions of this Section, the subordination of this Lease to any superior Mortgage which is now or may hereafter be made, or to any renewal, modification, replacement or extension thereof, is subject to the express conditions that, so long as this Lease has not expired or been terminated in accordance with its terms and no Event of Default shall exist and be continuing:

(a)   the Tenant shall not be joined as a party defendant in any foreclosure action or proceeding which may be instituted or taken by the holder of such superior Mortgage; and

(b)   the Tenant shall not be evicted from the Premises, nor shall the Tenant's leasehold estate under this Lease be terminated or disturbed, nor shall any of the Tenant's rights under this Lease be affected in any way, by reason of any default under such superior Mortgage.

Section 18.02.   Attornment.

If the holder of a superior Mortgage shall succeed to the rights of the Landlord under this Lease, whether through possession or foreclosure action or delivery of a deed in lieu of foreclosure, then at the request of such party so succeeding to the Landlord's rights (herein sometimes called successor landlord) and upon such successor landlord's written agreement to accept the Tenant's attornment, the Tenant shall attorn to and recognize such successor landlord as the Tenant's landlord under this Lease, and shall promptly execute and deliver any instrument that such successor landlord may request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as if it were a direct lease between the successor landlord and the Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the successor landlord shall not:

(a)	be liable for any previous act or omission of the Landlord under this Lease;

(b)  be subject to any offset, not expressly provided for in this Lease, which shall have theretofore accrued to the Tenant against the Landlord; or

(c)   be bound by any previous modification of this Lease, not expressly provided for in this Lease, by any previous prepayment of more than one month's Base Rent or Additional Rent, unless such modification or prepayment shall have been expressly approved in writing by the holder of the superior Mortgage through or by reason of which the successor landlord shall have succeeded to the rights of the Landlord under this Lease.

ARTICLE 19
General Provisions

Section 19.01.   Successors and Assigns.

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties.

Section 19.02.   Force Majeure.

In the event that the Landlord or the Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder, by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure or act or default of the other party, war or other reason beyond its control, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 19.03.   Tenant and Landlord Defined, Use of Pronoun.

The word "Tenant" shall be deemed and taken to mean each and every person or party mentioned as a tenant herein, be the same one or more, and if there shall be more than one tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The term "Landlord", as used in this Lease, means only the owner for the time being of the fee simple interest of the real property of which the Leased Premises form a part, so that, in the event of any sale thereof, the seller shall be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord hereunder not theretofore accrued, and it shall be deemed and construed, without further agreement between the parties to this Lease or between such parties and the purchaser of the property, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of the Landlord hereunder. The use of the neuter singular pronoun to refer to the Landlord or the Tenant shall be deemed a proper reference even though the Landlord or the Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant, and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

Section 19.04.   Waiver of Rule of Construction.

The parties waive the benefit of any rule that this Lease is to be construed against one party or the other.

Section 19.05.   Captions, Headings.

The captions, section numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles, nor in any way affect this Lease.

Section 19.06.   Entire Agreement.

This Lease and any Rider, Schedules or Exhibits attached hereto, set forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them, other than as herein and therein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless reduced to writing and signed by the party against whom such alteration, amendment, change or addition is to be enforced.

Section 19.07.   Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the State of Vermont.

Section 19.08.  Landlord’s Right to Perform.

If the Tenant shall fail to make any payment or perform any act required to the made or performed by it under this Lease, the Landlord, upon 10 day's notice to the Tenant and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make payment or perform such reasonable act for the account and at the expense of the Tenant, and may enter the Premises for such purpose and take all such action thereon as, in the reasonable judgment of the Landlord, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of the Tenant. All payments so made by the Landlord and all costs and expenses (including, without limitation, attorney's fees and expenses) incurred in connection therewith or in connection with the performance by the Landlord of any such act shall constitute Additional Rent.

ARTICLE 20
Purchase Option

Section 20.01.   Option to Purchase.

(a)  The Tenant shall have the option to purchase the Premises

(i)	During the Initial Term for a purchase price of Four Million Dollars ($4,000,000); and

(ii)	During the Extended Term for a purchase price to be calculated as of the first day of the calendar quarter preceding the Tenant's notice of exercise as follows:

(A) By beginning with the "fair market values" determined by three independent appraisers, one appraiser selected by Landlord, one appraiser selected by the Tenant, and the third appraiser selected by the other two appraisers.

(B) Each appraiser shall be duly licensed by the State of Vermont, shall have had not fewer than ten years= experience in the appraisal of commercial real estate in Chittenden County, Vermont and shall be highly recognized in the community as an appraiser of real estate.

(C) Each appraiser shall issue a written report of his determination of "fair market value" of the Premises as of the first day of the calender quarter preceding the date of the Tenant=s notice of exercise. For the purposes of this Lease Agreement, the "fair market value" of the Premises means (x) the maximum amount that a single purchaser would reasonably be expected to pay for the entire Premises on such day, free and clear of liens, claims and encumbrances, in a single cash purchase, taking into account the current condition, use and zoning of the Premises, increased by (y) the additional amount, if any, that such purchaser would pay for an existing favorable financing or leases on the Premises, and decreased by (z) the amount, if any, that such purchaser would subtract from the unencumbered fair market value of the Premises by reason of any existing unfavorable financing or leases.

(D) Each report shall be completed and delivered to the parties and the other appraisers not later than 90 days after the first day of the month next following the appointment of the third appraiser. Following delivery of the written reports, the third appraiser shall forthwith determine the purchase price by calculating the average of the three valuations.

(b)  The Tenant may exercise this option (i) during the Initial Term by providing written notice to the Landlord no later than six months prior to the expiration of the Initial Term and (ii) during the Extended Term by providing written notice to the Landlord no later than six months prior to the expiration of the Extended Term. If the option is not exercised within the period of time so stated, it shall be null, void and of no further force or effect.

(c)  The rights granted to the Tenant shall be exercised at such time as it mails a letter, postage prepaid, to the Landlord by registered or certified mail with return receipt requested, stating that it desires to exercise its option. Said letter shall propose a time, place and date for the closing. Said letter need not contain matters descriptive of the land as to which the option is exercised.

(d)   The closing of the sale of the Interest shall occur at the offices of Lisman, Webster & Leckerling, P.C. 84 Pine Street, Burlington, Vermont, or such other location agreeable to the parties, within 30 days of the date on which the parties receive the price from the appraiser. At such closing, the Landlord shall deliver to the Tenant, against tender of the purchase price, a warranty deed evidencing marketable title to the Premises (excepting only liens, claims and encumbrances created or suffered by the Tenant.

ARTICLE 21
Notices

Section 21.01.   Notices.

Any notices to be given pursuant to this Lease shall be deemed given when received or when sent by a writing deposited in the United States mails, certified mail or registered mail, postage prepaid, and addressed as follows:

(a)  If to Landlord:

(b)  If to Tenant:

or to such other person and/or address as may be specified by the party entitled to notice, so long as such specification is made in accordance with the terms of this Section.

IN WITNESS WHEREOF, the parties have executed this Lease, in duplicate originals, effective upon execution, at which time the Lease Agreement between Twincraft, Inc. and Asch Partnership (dated August 11, 1998) shall terminate.

Asch Partnership (Landlord) /s/ Peter Asch
By:	Peter Asch
Its:	Agent

STATE OF VERMONT
CHITTENDEN COUNTY, SS.

At Winooski, in said County and State, this 3rd day of January, 2007, personally appeared Peter Asch, POA, and he acknowledged this instrument by him signed, to be his free act and deed and the free act and deed of Asch Partnership.

Before me,_______________________________________
Notary Public

Twincraft, Inc. (Tenant) /s/ Peter Asch
By:	Peter Asch
Its:	Agent

STATE OF VERMONT
CHITTENDEN COUNTY, SS.

At Winooski, in said County and State, this 3rd day of January, 2007, personally appeared Peter Asch, and he acknowledged this instrument by him signed, to be his free act and deed and the free act and deed of Twincraft, Inc.

Before me,_______________________________________
Notary Public

EXHIBIT A

Legal Description of Premises

That portion of the industrial building (the “Building”) located at property known as Lot 5, Highland Industrial Park, being known and designated as 2 Tigan Street, which consists of a new addition of approximately 17,800 square feet to the northeast end of the Building, as constructed, together with all appurtenances thereto and any and all personal property of the Lessor therein, which is identified as the Proposed Shipping and Receiving Addition on the Site Plan dated April 28, 1998, a copy of which is attached as Exhibit “A” hereto.

Property known as Lot 5, Highland Industrial Park, the industrial building thereon being known and designated as 2 Tigan Street, together with all buildings and improvements thereon and appurtenances thereto and any and all personal property of the Lessor therein, with the exception of that portion of the Premises which is identified as the Proposed Shipping and Receiving Addition on the Site Plan dated April 28, 1998, a copy of which is attached as Exhibit “A” hereto, as constructed, together with all appurtenances thereto and any and all personal property of the Lessor therein.